News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports First Quarter Fiscal Year 2009 Results

Fort Collins, Colo., January 20, 2009—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its first quarter of fiscal year 2009. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

•	Total sales for the quarter of $344.7 million, up 27 percent over the first quarter of last year. Organic sales up 7 percent.

•	Earnings per share for the quarter of $0.39 compared with last year’s $0.36.

•	Operating earnings, excluding Airframe Systems, increased to $42.2 million, up 9 percent from $38.9 million last year.

•	Cash generated by operations during the quarter was $5.5 million, down from $6.4 million generated in the first quarter of last year.

Net sales for the quarter were $344.7 million, up 27 percent from $272.1 million for the first quarter of last year. Net earnings for the quarter were $27.1 million, or $0.39 per share, compared with $25.3 million, or $0.36 per share, in last year’s first quarter. Exchange rates had a negative impact of approximately 3 percent on sales and approximately $0.03 per diluted share on net earnings for the quarter.

“Growth continued in our businesses and markets through our fiscal first quarter, although at a more moderate pace than in recent quarters. We remain focused on cost control and capitalizing on opportunities that may present themselves in times of uncertainty,” said Chairman and Chief Executive Officer, Thomas A. Gendron.

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Quarterly Segment Results

Turbine Systems

Turbine Systems’ segment net sales for the first quarter were $144.7 million, an increase of 11 percent from $130.8 million for the first quarter a year ago. Segment earnings for the first quarter increased 7 percent to $29.1 million from $27.2 million for the same quarter a year ago. Segment earnings as a percent of sales were

20.1 percent this quarter compared to 20.8 percent in the same quarter for the prior year. Our sales performance reflected strong demand for our industrial offerings and moderate growth in demand for our aerospace products.

Engine Systems

Engine Systems’ segment net sales for the first quarter were $114.2 million compared to $114.0 million for last year’s first quarter. Segment earnings for the quarter decreased 3 percent to $11.7 million from $12.1 million for the same period a year ago. Segment earnings as a percent of sales were 10.2 percent this quarter compared to 10.6 percent in the same quarter last year. Exchange rates negatively affected both net sales and segment earnings by approximately $3 million and $2 million, respectively. This earnings impact is partially offset by initiatives to improve profitability. During the quarter Woodward acquired MotoTron, which was integrated into the Engine Systems segment. The inclusion of MotoTron’s operating results for the quarter did not have a significant impact on Engine Systems’ overall results.

Electrical Power Systems

Electrical Power Systems’ segment net sales for the first quarter were $61.8 million, an increase of 8 percent from $57.5 million for the first quarter a year ago. In this segment, without the negative effects of exchange rates, sales growth was approximately 17 percent. Segment earnings for the quarter increased 27 percent to $9.2 million from $7.2 million for the same quarter a year ago. Wind inverter sales were up 67 percent, partially offset by declines in sales of other products produced by the segment. Segment earnings as a percent of sales increased to 14.8 percent this quarter compared to 12.5 percent for the same quarter last year. Earnings were favorably affected by sales volume and related leverage and improved manufacturing efficiency, partially offset by $1 million of unfavorable currency translation.

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Airframe Systems

During this quarter we acquired MPC, which is now our Airframe Systems segment. Segment net sales were $52.3 million and segment earnings were $1.8 million. Airframe’s major markets of commercial and military aerospace, both OEM and aftermarket, were stable relative to MPC’s prior year. Segment earnings reflect $3.2 million of intangible amortization (a non-cash charge) related to the recent acquisition. Anticipated synergies and cost savings have only begun to be realized in the first quarter results. We believe that operational integration is on track and we anticipate delivering significantly improved financial results as we go through the year. We still expect the acquisition to be neutral to slightly accretive in 2009 if sales are not too negatively impacted by the downturn.

Nonsegment

Nonsegment expenses for the quarter were $7.8 million, up slightly from $7.6 million last year, decreasing to 2.3 percent of net sales for the quarter, from 2.8 percent of sales last year.

Our effective tax rate this quarter was lower than last year primarily as a result of the retroactive reinstatement of the U.S. research credit.

Cash Flow and Financial Position

Net cash generated from operating activities was $5.5 million for the three month period compared with $6.4 million for the first three months of fiscal year 2008. Capital expenditures for the quarter were $8.8 million compared with $6.6 million last year. As previously announced, during October 2008, Woodward acquired MPC Products Corporation and MotoTron Corporation for approximately $370 million and $17 million, respectively, and issued a total of $400 million of long-term debt to finance the acquisitions and repay associated obligations. As a result, our ratio of debt to debt-plus-equity increased to 40.1 percent at December 31, 2008 compared to 7.2 percent at September 30, 2008.

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Outlook

The economy remains a concern as we move through the year. Although credit markets are still tight, some liquidity may be returning as governments implement their recovery programs. The strength in the dollar relative to last year continues to exert some downward pressure on our earnings, although this may be somewhat offset by reductions in some commodity pricing. Overall visibility to future market conditions has not significantly improved since last quarter and considerable uncertainty remains.

We continue to take actions to broaden our geographic base, expand market share, and increase the efficiency of our infrastructure. While we believe the economy continues to have downside potential, our guidance has not changed. We anticipate full-year organic sales to be flat to slightly up, with overall sales, including our recent acquisitions, to be approximately $1.4 to $1.5 billion and related earnings per share of $1.65 to $1.90.

Conference Call

Woodward will hold an investor conference call at 6:00 p.m. EST on Tuesday, January 20, 2009 to provide an overview of the financial performance for the first quarter of fiscal 2009, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6900 (domestic) or 1-703-639-1110 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1319207. An audio replay will be available by telephone from 10:00 p.m. EST January 20, 2009 until 11:59 p.m. EST on January 23, 2009. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international); reference access code 1319207.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; the outcome of the investigation by the U.S. Department of Justice regarding certain pricing practices of MPC Products Corporation prior to 2006; Woodward’s ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and costs related thereto; Woodward’s ability to minimize excess inventory as a result of cancelled orders; Woodward’s ability to operate its business and pursue business strategies in the light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, to be filed shortly.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D STATEMENT OF EARNINGS

	Three Months Ended
	December 31,
(Unaudited - in thousands except per share amounts)	2008 2007
Net sales	$344,744	$272,063

Costs and expenses:
Cost of goods sold	244,286	190,830
Selling, general, and administrative expenses	32,460	25,980
Research and development costs	19,084	15,626
Amortization of intangible assets	4,828	1,895
Interest expense	6,537	956
Interest income	(662)	(580)
Other, net	92	(1,132)

Total costs and expenses	306,625	233,575

Earnings before income taxes	38,119	38,488
Income taxes	(11,055)	(13,163)

Net earnings	$27,064	$25,325

Earnings per share amounts:
Basic	$0.40	$0.37
Diluted	$0.39	$0.36

Weighted-average number of shares outstanding:
Basic	67,726	67,884
Diluted	69,166	70,038

Cash dividends per share	$0.060	$0.055

Notes: A two-for-one stock split was approved by stockholders at the 2007 annual meeting of stockholders on January 23, 2008. The stock split became effective for stockholders at the close of business on February 1, 2008. The number of shares reported in these condensed consolidated financial statements has been updated from amounts reported prior to February 1, 2008, to reflect the effects of the split.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D B A L A N C E S H E E T S

	December 31,	September 30,
(Unaudited - in thousands)	2008	2008
Assets
Current assets:
Cash and cash equivalents	$97,520	$109,833
Accounts receivable	195,227	178,128
Inventories	296,422	208,317
Deferred income tax assets	46,818	25,128
Other current assets	21,710	16,649

Total current assets	657,697	538,055
Property, plant, and equipment-net	189,604	168,651
Goodwill	325,726	139,577
Other intangibles-net	232,748	66,106
Deferred income tax assets	5,126	6,208
Other assets	13,535	8,420

Total assets	$1,424,436	$927,017

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$4,031
Current portion of long-term debt	19,047	11,560
Accounts payable	64,017	65,427
Income taxes payable	1,076	2,235
Accrued liabilities	110,097	85,591
Total current liabilities	194,237	168,844
Long-term debt, less current portion	415,090	33,337
Deferred income tax liabilities	96,576	27,513
Other liabilities	70,166	67,695

Total liabilities	776,069	297,389
Stockholders’ equity	648,367	629,628

Total liabilities and stockholders’ equity	$1,424,436	$927,017

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Woodward Governor Company and Subsidiaries

C O N D E N S E D C O N S O L I D A T E D STATEMENTS OF CASH FLOW

	Three Months Ended
	December 31,
(Unaudited - in thousands)	2008	2007
Net cash provided by operating activities	$5,470	$6,373

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(369,043)	—
Payments for purchase of property, plant, and equipment	(8,505)	(6,572)
Proceeds from disposal of assets	184	267

Net cash used in investing activities	(377,364)	(6,305)

Cash flows from financing activities:
Cash dividends paid	(4,068)	(3,726)
Proceeds from sales of treasury stock as a result of exercises of stock options	760	4,160
Purchases of treasury stock	—	(4,777)
Excess tax benefits from stock compensation	207	5,258
Proceeds from issuance of long-term debt	400,000	—
Net payments under revolving lines of credit and short-term borrowings	(4,031)	(31)
Payments of long-term debt	(10,714)	(11,884)
Payment of long-term debt assumed in MPC acquisition	(18,494)	—
Debt issuance costs	(3,063)	—

Net cash provided by (used in) financing activities	360,597	(11,000)

Effect of exchange rate changes on cash and cash equivalents	(1,016)	439
Net change in cash and cash equivalents	(12,313)	(10,493)
Cash and cash equivalents, beginning of period	109,833	71,635

Cash and cash equivalents, end of period	$97,520	$61,142

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Woodward Governor Company and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended
	December 31,
(Unaudited - in thousands)	2008	2007
Segment net sales *:
Turbine Systems	$144,710	$130,793
Engine Systems	114,223	114,034
Electrical Power Systems	61,842	57,474
Airframe Systems	52,318	—
Less intersegment sales	(28,349)	(30,238)

Total external sales	$344,744	$272,063

Segment earnings**:
Turbine Systems	$29,135	$27,228
As a percent of segment sales	20.1	20.8
Engine Systems	11,695	12,061
As a percent of segment sales	10.2	10.6
Electrical Power Systems	9,166	7,194
As a percent of segment sales	14.8	12.5
Airframe Systems	1,801	—
As a percent of segment sales	3.4	n/a

Total segment earnings	51,797	46,483
Nonsegment expenses	(7,803)	(7,619)

Operating earnings	43,994	38,864
Interest expense and income, net	(5,875)	(376)

Consolidated earnings before income taxes	$38,119	$38,488

Capital expenditures	$8,776	$6,572
Depreciation expense	9,177	7,402

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

**This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

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Woodward Governor Company and Subsidiaries
R E C O N C I L I A T I O N O F N E T E A R N I N G S T O O P E R A T I N G E A R N I N G S A N D E B I T D A

	Three Months Ended
	December 31,
(Unaudited - in thousands)	2008	2007
Net earnings	$27,064	$25,325
Income taxes	11,055	13,163
Interest expense	6,537	956
Interest income	(662)	(580)
OPERATING EARNINGS	43,994	38,864
Amortization of intangible assets	4,828	1,895
Depreciation expense	9,177	7,402

EBITDA	$57,999	$48,161

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. Management uses EBITDA in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.

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